AMCAP Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 02/28/10
File number 811-01435

77C.           The Board of Directors of AMCAP Fund, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the AMCAP Fund, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Timothy D. Armour	801,522,245	26,265,198
Louise H. Bryson	801,520,101	26,267,342
Mary Anne Dolan	801,530,424	26,257,019
James G. Ellis	801,492,889	26,294,554
Leonard R. Fuller	801,416,873	26,370,570
Claudia P. Huntington	801,604,245	26,183,198
William D. Jones	801,422,708	26,364,735
L. Daniel Jorndt	801,387,857	26,399,586
William H. Kling	801,255,726	26,531,717
John G. McDonald	801,257,196	26,530,247
Bailey Morris-Eck	801,437,688	26,349,755
Olin C. Robison	801,366,681	26,420,762
Steven B. Sample	801,536,033	26,251,410

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
644,115,909	18,699,523	164,972,011

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	640,489,389	22,680,946	164,617,108
3b.	640,113,789	22,563,579	165,110,075
3c.	641,403,033	21,312,553	165,071,857
3d.	639,075,482	23,833,286	164,878,675
3e.	638,551,772	24,250,751	164,984,920
3f.	641,268,769	21,211,466	165,307,208
3g.	638,158,584	23,499,459	166,129,400

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
635,383,807	23,897,592	168,506,044

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
637,041,560	21,397,943	169,347,940

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
635,741,713	22,903,200	169,142,530

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
69,725,904	577,228,206	33,649,252

*Includes broker non-votes.